                                                                    EXHIBIT 11.1

                              LARSCOM INCORPORATED
     STATEMENT REGARDING COMPUTATION OF PRO FORMA NET INCOME PER SHARE (1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      SIX MONTHS      YEAR ENDED
                                                        ENDED        DECEMBER 31,
                                                    JUNE 30, 1996        1995
                                                    --------------  --------------
Net income........................................  $       2,506   $       2,529
Weighted average shares outstanding:
  Class A Common Stock............................         11,900          11,900
  Additional shares that would be used to pay
    the $25.0 million dividend to Axel Johnson
    (2)...........................................          2,113           2,113
                                                          -------         -------
Shares used to compute pro forma net income per
  share...........................................         14,013          14,013
                                                          -------         -------
                                                          -------         -------
Pro forma net income per share (unaudited)........  $        0.18   $        0.18
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(1) This Exhibit should be read in conjunction with Note 1 of Notes to
    Consolidated Financial Statements.

(2) Calculated using the assumed net proceeds of $11.83 per share of common stock in this Offering.